Exhibit 2.1

PURCHASE AGREEMENT BETWEEN LINXI H&F ECONOMIC AND TRADE CO. LTD. AND MR. YUXING LU

List of Exhibits:
Exhibit 1: Identification number of Mr. Yuxing Lu and Location and certificate number of Land being purchased.

This Purchase Agreement is made and entered into June 21, 2012 by and between Linxi H&F economic and Trade, Co. Ltd. and Mr. Yuxing Lu whose Identification number and address is shown in Exhibit 1.

Definitions:
“Company”: refers to Linxi H&F Economic and Trade Co.
“IGC”: refers to India Globalization Capital, Inc.
“The Land”: refers to the property listed in Exhibit 1 to this agreement.
“Parties”: refers to Linxi H&F Economic and Trade Co and Mr. Yuxing Lu.

Recitals:
Whereas, Mr. Yuxing Lu is the owner of The Land set out in Exhibit 1.
Whereas, Linxi H&F Economic and Trade Co. Ltd. is an EJV incorporated and operating in Linxi, Inner Mongolia China.
Whereas, H&F Ironman Ltd. a company incorporated in Hong Kong, owns 95% of Linxi H&F Economic and Trade Co. Ltd.
Whereas, India Globalization Capital, Inc. (“IGC”) a company incorporated in Maryland, United States and listed on the NYSE Amex with symbol IGC, owns H&F Ironman, Ltd.
Whereas, Mr. Yuxing Lu a resident of Beijing at desires to sell The Land to Linxi H&F Economic and Trade Co.

Now therefore, on the stated premises and for the consideration herein contained, the Parties intending to be legally bound, hereby agree as follows:

1)	Mr. Yuxing Lu is the right full owner of The Land without any encumbrances, liens or mortgages of The Land set out in Exhibit 1.
2)	Mr. Yuxing Lu offers The Land for sale or use to the Company.
3)	The purchase price for The Land is the following:
a.	$4.4 million.
b.	The payment terms are as follows:
i.	The Company has the option of paying for The Land with 4.4 million of IGC stock at $1.00 per share, or $4.4 million, or the equivalent of $4.4 million in Chinese RMB.
ii.	The Company has two years to make the full payment.
4)	There are two contingencies:
a.	The payment for The Land by the Company is contingent on due diligence and verification of ownership records and registrations to the satisfaction of IGC.
b.	The Purchase Agreement is contingent on the approval by the board of IGC.
5)
Provided the contingencies are satisfied, Mr. Yuxing Lu will give all rights to The Land including full use of The Land to the Company beginning the date of this Purchase Agreement and assist the Company in registering The Land in the name of the Company.

6)	There are no representations and warranties given by Mr. Yuxing Lu.
7)	There are no representation and warranties given by the Company.
8)	There are no representations and warranties give by IGC.
9)	Any dispute concerning this Purchase Agreement will be settled by the parties or in the Chifeng court of law. Chinese law will apply.
10)	Notices for Mr. Yuxing Lu must be sent in writing to the address listed in Exhibit 1. Notices to the Company must be sent to the Company’s registered address.
11)	This Purchase Agreement replaces all other agreements whether oral or written.

Agreed:

For Linxi H&F Economic and Trade Co.
Qu Wei Dong General Manager, on Behalf of Mr. Dou Legal Representative

Mr. Yuxing Lu